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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

   We have issued our report dated January 25, 2001 accompanying the consolidated financial statements of Motor Cargo Industries, Inc. and Subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, contained in the Form S-4 Registration Statement and Prospectus of Union Pacific Corporation. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Motor Cargo Selected Consolidated Historical Financial Data" and "Experts".


                                          GRANT THORNTON LLP

Salt Lake City, Utah
November 16, 2001